EXHIBIT 23



            Independent Auditors' Report and Consent


The Board of Directors and Stockholders
Crompton Corporation:

Under date of January 31, 2002, we reported on the consolidated balance sheets of Crompton Corporation and subsidiaries (the Company) as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which are incorporated by reference in this Form 10-K for the year 2001. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule included in this Form 10-K for the year 2001. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audit.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We consent to the incorporation by reference in the registration statements (Nos. 33-21246, 33-42280, 33-67600, 333-62429, 333-
87035, 333-60422, 333-71030 and 333-71032) on Form S-8 of
Crompton Corporation of our report, dated January 31, 2002, with respect to the consolidated balance sheets of Crompton Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report is incorporated by reference in the December 31, 2001 Annual Report on Form 10-K of Crompton Corporation.



/s/KPMG LLP

Stamford, Connecticut
March 27, 2002